Exhibit 10.14

SVB FINANCIAL GROUP

CHANGE IN CONTROL SEVERANCE PLAN AND

SUMMARY PLAN DESCRIPTION

Amended March 14, 2012

1. Introduction. The purpose of this Plan is to provide assurances of specified severance benefits to eligible key employees of the Company whose employment is subject to being involuntarily terminated (other than for Cause, death or permanent disability) or they resign from such employment for Good Reason following a Change in Control. The Company recognizes that the potential of a Change in Control can be a distraction to key employees and can cause such key employees to consider alternative employment opportunities. The Plan is intended to (i) assure that the Company will have continued dedication and objectivity of its key employees, notwithstanding the possibility, threat or occurrence of a Change in Control and (ii) provide the Company’s key employees with an incentive to continue their employment and to motivate its key employees to maximize the value of the Company upon a Change in Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how this Plan works, it is important to know the following terms:

(a) “Administrator” means the Company, acting through the Compensation Committee of the Board or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 7, but only to the extent of such delegation.

(b) “Base Salary” means the base salary rate in effect for the subject Covered Employee at the time of termination, or, if greater, as in effect immediately prior to a Change in Control, exclusive of any bonus or other incentive cash compensation, income from any stock options or other equity awards, supplemental deferred compensation contributions made by the Company, pension or profit sharing contributions or distributions (except as provided below), insurance payments or proceeds, fringe benefits, or other form of additional compensation, but specifically including any amounts withheld from base salary to provide benefits pursuant to section 125, 401(k), or 402(g) of the Internal Revenue Code or pursuant to any other plan or program of deferred compensation.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a Covered Employee’s dismissal or discharge by the Company (or, if applicable, by the successor entity or one of their respective affiliates) for one of the following reasons: (a) the commission by the Covered Employee of an act of deliberately criminal or fraudulent misconduct in the line of duty to the Company or one of its affiliates, including, but not limited to, the willful violation of any material law, rule, regulation, or cease and desist order applicable to the Covered Employee or the Company (or one of its affiliates), a deliberate act that constitutes a conflict of interest with the Company or the Company’s stockholders, or a deliberate breach of a fiduciary duty owed by the Covered Employee to the Company (or one of its affiliates) or the Company’s stockholders; (b) the Covered Employee’s habitual absence from work, intentional failure to perform stated duties, gross negligence, or gross incompetence in the performance of stated duties; (c) the Covered Employee’s chronic alcohol or drug abuse that results in a material impairment of the Covered Employee’s ability to perform his or her duties as an employee of the Company (or one of its affiliates) after reasonable accommodation; (d) the rendering of a verdict of guilty against the Covered Employee for any felony (other than a law relating to a traffic violation or similar offense), whether or not in the line of duty; or (e) the Covered Employee’s removal from his or her office with the Company or (one of its affiliates) pursuant to an effective order under Section 8(e) of the Federal Deposit Insurance Act 12 U.S.C. Section 1818(e).

The termination of a Covered Employee’s employment will be deemed to be for “Cause” if such termination occurs as a result of the death or permanent disability of the Covered Employee.

(e) “Change in Control” means (i) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in beneficial owners of the total voting power in the election of directors represented by the voting securities (“Voting Securities”) of the Company (as the case may be) outstanding immediately prior thereto continuing to beneficially own securities representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total Voting Securities of the Company, or of such surviving entity, outstanding immediately after such merger or consolidation; (ii) the filing of a plan of liquidation or dissolution of the Company or the closing of the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the Company’s assets; (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) , other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock in the Company, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company representing fifty percent (50%) or more of the Voting Securities; or (iv) any person (as such term is used in Sections 13(d) or 14(d) of the Exchange Act), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, is or becomes the beneficial owner (within the meaning or Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company representing twenty-five percent (25%) or more of the Voting Securities of such corporation, and within twelve (12) months of the occurrence of such event, a change in the composition of the Board occurs as a result of which sixty percent (60%) or fewer of the Directors are Incumbent Directors.

(f) “Company” means SVB Financial Group, a Delaware corporation, and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

(g) “Covered Employee” means an employee of the Company who has been designated by the Administrator to participate in the Plan. Each such designated employee will be a Tier 1, Tier 2 or Tier 3 Covered Employee as defined below.

(h) “Determination Period” means the time period beginning on the date of the Change in Control and ending twenty-four (24) months following the Change in Control.

(i) “Effective Date” means March 13, 2006.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Good Reason” means the occurrence of any of the following events without the Covered Employee’s express written consent: (i) the material, involuntary reduction in the Covered Employee’s responsibilities, authorities or functions as an employee of the Company and/or affiliate thereof as in effect immediately prior to a Change in Control, except in connection with the termination of the Covered Employee’s employment for death, disability, retirement, fraud, misappropriation, embezzlement or any listed exclusion from the definition of Cause; (ii) a material reduction in the Covered Employee’s Base Salary; (iii) a reduction in the Covered Employee’s Total Compensation to less than 85% of the amount provided to the Covered Employee for the last full calendar year immediately preceding the occurrence of a Change in Control; or (iv) a relocation of the Covered Employee to a location more than fifty (50) miles from the location at which the Covered Employee performed the Covered Employee’s duties prior to a Change in Control, except for required travel by the Covered Employee on the Company’s business to an extent substantially consistent with the Covered Employee’s business travel obligations at the time of a Change in Control.

(l) “Incumbent Directors” means members of the Board who either (A) are members of the Board as of the date hereof, (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the members of the Board who are Incumbent Directors described in (A) above at the time of such election or nomination, or (C) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the members of the Board who are Incumbent Directors described in (A) or (B) above at the time of such election or nomination. Notwithstanding the foregoing, “Incumbent Directors” will not include an individual whose election or nomination to the Board occurs in order to provide representation for a person or group of related persons who have initiated or encouraged an actual or threatened proxy contest relating to the election of members of the Board.

(m) “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4(a).

(n) “Plan” means this SVB Financial Group Change in Control Severance Plan, as set forth in this document, and as hereafter amended from time to time.

(o) “Severance Benefit” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

(p) “Tier 1 Covered Employee” means the Company’s Chief Executive Officer.

(q) “Tier 2 Covered Employee” means the Company’s Chief Financial Officer; Chief Strategy Officer; and President, Silicon Valley Bank.

(r) “Tier 3 Covered Employee” means all individuals designated as executive officers by the Company not already included as a Tier 1 or Tier 2 Covered Employee.

(s) “Total Compensation” means the amount of compensation paid by the Company to a Covered Employee with respect to the calendar year immediately preceding the occurrence of a Change in Control. Such amount will include the following amounts paid with respect to such calendar year: the Covered Employee’s Base Salary, any annual target incentive compensation, and any amounts withheld from the Covered Employee’s base salary or bonus to provide benefits pursuant to section 125, 401(k), or 402(g) of the Internal Revenue Code or pursuant to any other plan or program of deferred compensation. Such amount will exclude any bonus declared or paid from the warrant incentive plan of the Company, overtime pay, any income from any stock options or other equity awards, supplemental deferred compensation contributions made by the Company, pension or profit sharing contributions or distributions (except included above), insurance payments or proceeds, fringe benefits, amounts payable under the Company’s Retention Program Plan) and other forms of additional compensation. Notwithstanding the foregoing, any annual incentive compensation declared for the calendar year immediately the occurrence of a Change in Control will relate to the Covered Employee’s performance in the preceding calendar year.

3. Eligibility for Severance Benefit. An individual is eligible for the Severance Benefit under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination and executes, and does not revoke, a release in favor of the Company as required by Section 4(d).

4. Severance Benefits.

(a) Triggering Event. A Covered Employee will receive the benefits described in Section 4(b) if at any time within the Determination Period the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment without Cause, or

(i) at any time within the Determination Period the Covered Employee terminates employment with the Company (or any parent or subsidiary of the Company) following the occurrence of a Good Reason event, provided that such termination shall not be considered to have occurred for Good Reason unless the Covered Employee provides written notice to the Company within 90 days after the occurrence of the Good Reason event and the Company fails to cure the issues that Executive believes constitute Good Reason within 30 days after receipt of such notice, and the Covered Employee complies with the other requirements of this Section.

(b) Benefits.

(i) Severance Benefit.

(1) Tier 1 Covered Employee. Each Tier 1 Covered Employee will be entitled to receive a lump sum cash payment equal to 300% of his or her Base Salary and target incentive bonus for the year during which such termination occurs.

(2) Tier 2 Covered Employee. Each Tier 2 Covered Employee will be entitled to receive a lump sum cash payment equal to 200% of his or her Base Salary and target incentive bonus for the year during which such termination occurs.

(3) Tier 3 Covered Employee. Each Tier 3 Covered Employee will be entitled to receive a lump sum cash payment equal to 100% of his or her Base Salary and target incentive bonus for the year during which such termination occurs.

Such payment will be made within thirty (30) days after the release required by Section 4(d) becomes effective, but in no event will such payment be made later than March 15 of the year following the year during which the termination occurs.

(ii) Continued Medical Benefits. If the Covered Employee, and any spouse and/or dependents of the Covered Employee (“Family Members”) has medical and dental coverage on the date of Covered Employee’s termination of employment under a group health plan sponsored by the Company, the Company will pay or reimburse Covered Employee for the total applicable premium cost for medical, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and his or her Family Members for a period of up to twelve (12) months.

Notwithstanding the forgoing provisions of this Section 4(b)(ii), the Company will have no obligation to reimburse the Covered Employee for the premium cost of COBRA coverage beginning on or after the date the Covered Employee and his Family Members first become eligible to obtain comparable benefits from a subsequent employer.

(iii) Outplacement Services. The Company shall provide a Covered Employee with outplacement services under the terms and conditions of the Company’s personnel policies in effect immediately prior to the occurrence of a Change in Control.

(c) Parachute Payments. In the event that the Severance Benefits provided for in this Plan or otherwise payable or provided to the Covered Employee without regard to any additional payments required under this Section 4(b) (a “Payment”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 4(c), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Covered Employee’s Severance Benefits will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Covered Employee, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced. If more than one equity award was made to the Covered Employee on the same date of grant, all such awards shall have their acceleration of vesting reduced pro rata. In no event shall the Covered Employee have any discretion with respect to the ordering of payment reductions.

Unless the Company and the Covered Employee otherwise agree in writing, any determination required under this Section 4(c) will be made in writing in good faith by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon the Covered Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(c).

(d) Release. As a condition to receiving Severance Benefits under this Plan, each Covered Employee will be required to execute and not revoke a general release of claims in favor of the Company in a form reasonably acceptable to the Company within forty-five (45) days after the Covered Employee’s last day of employment. The release will cover all claims arising out of the Covered Employee’s Involuntary Termination and employment with the Company and its subsidiaries and affiliates.

(e) Noncompetition and Nonsolicitation.

(i) Noncompetition. Unless the Company provides otherwise in writing, the Covered Employee’s right to receive the severance payments set forth in Section 4(b) (to the extent Covered Employee is otherwise entitled to such payments) will be conditioned upon the Covered Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company) or is a customer of the Company (or any parent or subsidiary of the Company) for the following period of time following an Involuntary Termination: eighteen (18) months with respect to a Tier 1 Covered Employee, twelve (12) months with respect to a Tier 2 Covered Employee and six (6) months with respect to a Tier 3 Covered Employee; provided, however, that that nothing in this Section 4(e) will prevent the Covered Employee from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held corporation if such shares are actively traded on the New York Stock Exchange or the Nasdaq National Market or similar market or medium. Upon any breach of this section, all Severance Benefits pursuant to Section 4(b) will immediately cease and the Company will be entitled to monetary damages (not to exceed the value of the applicable Severance Benefits actually paid pursuant to Section 4(b)) or equitable relief in the event of a breach of such covenant.

(ii) Nonsolicitation. Unless the Company provides otherwise in writing, the Covered Employee’s right to receive the severance payments set forth in Section 4(b) (to the extent Covered Employee is otherwise entitled to such payments) will be conditioned upon the Covered Employee not, either directly or indirectly, soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for the Covered Employee or for any other entity or person for the following period of time following any Involuntary Termination: eighteen (18) months with respect to a Tier 1 Covered Employee, twelve (12) months with respect to a Tier 2 Covered Employee and six (6) months with respect to a Tier 3 Covered Employee. Upon any breach of this section, all Severance Benefits pursuant to Section 4(b) will immediately cease and the Company will be entitled to monetary damages (not to exceed the value of the applicable Severance Benefits actually paid pursuant to Section 4(b)) or equitable relief in the event of a breach of such covenant.

(f) Termination of Benefits. Benefits under this Plan will terminate immediately for a Covered Employee if such Covered Employee, at any time, (i) violates any proprietary information or confidentiality obligation to the Company, or (ii) fails to follow the terms and conditions of this Plan, including, without limitation, compliance with the provisions of Section 4(d).

(g) Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits and other benefits provided hereunder will be in lieu of any other severance and/or retention plan benefits and the Severance Benefits and other benefits provided hereunder will be reduced by any severance paid or provided to a Covered Employee under any other plan or arrangement.

(h) Reduction of Benefits. The Company, in its sole discretion, will have the authority to reduce a Covered Employee’s Severance Benefits hereunder by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Covered Employee by the Company that become payable in connection with a written employment or severance agreement between the Covered Employee and the Company. The Company will not have the authority to reduce a Covered Employee’s Severance Benefits, in whole or in part, based upon any payment to the Covered Employee for any period of time when services to the Company are provided (including, without limitation, payment following notice pursuant to the Worker Adjustment and Retraining Notification (the “WARN Act”) or any similar foreign, federal or state law.

5. Vacation Days. Any unused vacation pay accrued as of a Covered Employee’s date of Involuntary Termination will be paid at the time of the Covered Employee’s termination of employment. No Covered Employee may use any accrued but unused vacation pay to extend his or her Involuntary Termination date or to postpone or delay the start of his or her Severance Period.

6. Withholding. The Company will withhold from any Severance Benefit all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

7. Administration. The Company is the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that this authority does not apply with respect to (a) the Company’s power to amend or terminate the Plan or (b) any action that could reasonably be expected to increase significantly the cost of the Plan is subject to the prior approval of the senior officer of the Company. The Administrator may delegate in writing to any other person all or any portion of his or her authority or responsibility with respect to the Plan.

8. Eligibility to Participate. The Administrator will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility under the Plan.

9. Amendment or Termination. Other than as expressly provided by Section 10, this Plan cannot be amended, altered, suspended or terminated in a manner that adversely affects a Covered Employee except upon six (6) months prior written notice by the Company to the affected Covered Employee, which notice cannot be given (i) after the occurrence of a Change in Control, or (ii) following or in connection with the approval by the Board of a Change in Control (unless such Change in Control is not reasonably expected to occur); provided, however, that no such amendment, alteration, suspension or termination will affect the right to any unpaid benefit of any Covered Employee whose termination date has occurred prior to amendment, alteration, suspension or termination of the Plan.

10. Code Section 409A.

(a) Amendment. Notwithstanding anything in this Plan to the contrary, the Company reserves the authority to amend the Plan as it deems necessary or desirable, and without the consent of any Covered Employee or without providing any advance notice of any such amendment, in order to ensure the Plan complies with Section 409A of the Code and any regulations and other guidance issued thereunder.

(b) Distributions. In the event that the Administrator determines that Section 409A of the Code, or its regulations and other guidance issued thereunder, would require the delay in the payment of any Severance Benefits to a Covered Employee who would be considered a “Specified Employee” (as defined below), the Administrator will, irrespective of any election to the contrary or any other term of the Plan, delay the payment of Severance Benefits until the date which is at least six (6) months after the date of the Covered Employee’s termination of employment. For the purposes of this Section 10(b), the term “Specified Employee” means any Covered Employee who would be considered a “Specified Employee” as that term is defined in Section 409A(a)(2)(B)(i) of the Code.

11. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

12. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

13. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan; and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

14. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

15. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

16. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of California.

17. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

18. Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

19. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

20. Additional Information.

Plan Name:	SVB Financial Group Change in Control Severance Plan

Plan Sponsor:	SVB Financial Group
3003 Tasman Drive
Santa Clara, CA 95054

Identification Numbers:	EIN: 91-1962278
PLAN: 506

Plan Year:	Calendar year

Plan Administrator:	SVB Financial Group
Attention: Head of Human Resources
3003 Tasman Drive
Santa Clara, CA 95054
(408) 654-7400

Agent for Service of Legal Process:	SVB Financial Group
Attention: General Counsel
3003 Tasman Drive
Santa Clara, CA 95054
(408) 654-7400

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Company.

21. Statement of ERISA Rights. As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Sections 11 and 12 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan on the date indicated below.

SVB FINANCIAL GROUP

By:	/s/ GREG BECKER
Name:	Greg Becker
Title:	President and Chief Executive Officer

Date:	March 14, 2012

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